Exhibit 99

(ANDRE C. DIMITRIADIS LETTERHEAD)

March 29, 2004

Assisted Living Concepts, Inc.
1349 Empire Central
Suite 900
Dallas, TX 75247

Attn: Steven L. Vick, President and Chief Executive Officer

          Re: Lease issues and filing of ALC’s 10-K

Dear Steven:

          At your request to me to review the accuracy of the disclosures in ALC’s draft 10-K with regard to the LTC leases, I recently asked LTC Properties, Inc. (“LTC”) to review the leases between LTC, as Landlord, and Assisted Living Concepts, Inc. (“ALC”) or a subsidiary, as tenant. As I informed you when we spoke last Friday and this morning, LTC’s review has identified certain inconsistencies or instances of nonconformity with the literal terms of some of these leases. I have described these issues which are now disclosed in the 10K to ALC’s counsel. LTC’s review was conducted quickly at my request, due to the time constraints of ALC’s filing needs and the possibility therefore exists that there may be other inconsistencies or instances of nonconformity that a more rigorous review might uncover.

          To date, LTC has not given ALC any formal notice on these issues. However, neither LTC nor I can give any assurance that we will successfully resolve all of these matters or that LTC will not identify additional issues in the future.

          You have asked me to execute ALC’s Form 10-K in my capacity as a member of ALC’s Board of Directors. I have consented to doing so subject to the following qualifications:

•	First, my signature on ALC’s Form 10-K is given solely in my capacity as a director of ALC and not in any capacity as a director, officer, agent or shareholder of LTC.

•	Second, my signature on ALC’s Form 10-K does not constitute a statement or admission by LTC as to any matter and shall not bind, obligate, estop or prejudice LTC in any way.

          By your signature below, you acknowledge that the foregoing correctly sets forth the substance of our understandings with respect to the matters referred to above.

Sincerely,
/s/ Andre C. Dimitriadis
Andre C. Dimitriadis

Assisted Living Concepts, Inc.

By:	/s/ Steven Vick
	Name:	Steven Vick
	Title:	Chief Executive Officer, President, and Director